EXHIBIT 21.1

SUBSIDIARIES

Digital Card Systems, Inc., a Delaware Corp
Liska Imaging, Inc., a Delaware corp.
Liska Biometry (Canada), Inc., Ontario
Dital Card Systems Europe, Inc., Delaware
Cosmo ID GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany